Exhibit 99.1

11730 Plaza America, Suite 700

Reston, VA 20190

News Release

IR Contact

Lawrence Delaney, Jr.

Investor Relations Counsel

714-734-5142

or

Media Contact

Joelle Shreves

Director of Marketing & Corporate Communications

703-707-6904

NCI TO ACQUIRE COMPUTECH

Maryland-based company to be acquired provides agile software expertise to U.S. Federal Civilian customers

RESTON, VA, December 29, 2014 – NCI, Inc. (NASDAQ: NCIT), a leading provider of information technology (IT) and professional services and solutions to U.S. Federal Government agencies, announced today that it has entered into a definitive agreement to acquire Computech, Inc., a leader in agile and lean application software development and IT operations and maintenance.

The purchase price will be approximately $56 million in cash, subject to certain working capital and other adjustments as of the closing date, and will be funded through a combination of cash on hand and borrowings under NCI’s senior credit facility.

The transaction is expected to close on January 1, 2015, following the satisfaction of customary closing conditions.

Founded in 1979, Computech provides agile software application development; IT system modernization; application portfolio management; agile operations and maintenance; data strategy, analytics and visualization; and big data processing to federal civilian customers, including the Federal Communications Commission, Department of Homeland Security, Executive Office of the President, Internal Revenue Service, U.S. House of Representatives and U.S. International Trade Commission. Winner of the TechAmerica Terman Award for IT Services and Consulting, Computech is headquartered in Bethesda, Md., and has nearly 170 employees working primarily in the Washington, D.C. metropolitan area.

Computech expects to generate more than $40 million of revenue in its current fiscal year, ending December 31, 2014. NCI anticipates that the transaction will be immediately accretive to margins and earnings.

“The acquisition of Computech is in line with NCI’s growth strategy, which calls for the development of new customers and service offerings both organically and through mergers and acquisitions,” said Brian J. Clark, NCI’s president. “Computech furthers our commitment to delivering the highest quality services to our customers, while fostering an employee-focused culture throughout our company. We look forward to welcoming Computech to the NCI team.”

“We are pleased to announce this transaction,” said Charles Narang, NCI’s chairman and CEO. “Having recently achieved our 25-year anniversary as a leading federal IT services contractor, we look forward to continuing our trend of success with the addition of Computech’s outstanding skills and customer set.”

“Being part of NCI is very attractive,” said J. D. Murphy, Jr., founder and CEO of Computech. “The combination exploits the collective skills of talented staffs, advances the delivery of customer-focused, technological solutions and, most importantly, allows for the future collaboration and broadening of Computech’s Agile O&M® Framework. The union brings together cultures that are dramatically similar in spirit, philosophy and substance. I believe joining NCI is a logical step for our staff as well as for current and future clients.”

About NCI, Inc.:

NCI is a leading provider of enterprise solutions and services to U.S. defense, intelligence, health care, and civilian government agencies. The company has the expertise and proven track record to solve its customers’ most important and complex mission challenges through technology and innovation. NCI’s team of highly skilled professionals focuses on delivering cost-effective solutions and services in the areas of cybersecurity and information assurance; engineering and logistics support; enterprise information management and advanced analytics; cloud computing and IT infrastructure optimization; health IT and medical support; IT service management; software and systems development/integration; and modeling, simulation and training. Headquartered in Reston, Virginia, NCI has approximately 1,800 employees operating at more than 100 locations worldwide. NCI: Trust. Integrity. Performance. For more information, visit www.nciinc.com or email investor@nciinc.com. Like us on Facebook and follow us on Twitter (@nciinc_) and LinkedIn.

Any statements in this press release about our future expectations, plan and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

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